Exhibit 10(a)(6)

CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT (this” Agreement”) made and entered into as of the          day of December, 2008 (the “Commencement Date”) by and between IMPERIAL SUGAR COMPANY, a Texas corporation (“Company”), and                      (“Employee”), an individual residing in Sugar Land, TX;

W I T N E S S E T H :

WHEREAS, the Company and Employee previously set forth in an agreement titled “Change in Control Agreement” (the “Prior Agreement”), certain contractual rights of the Employee in the event of Employee’s Involuntary Termination of Employment with the Company with respect to a Change of Control (as such terms are defined in the Prior Agreement) of the Company; and

WHEREAS, the Company and Employee desire to amend and restate the Prior Agreement to clarify that the benefits provided thereunder constitute a short-term deferral within the meaning of Subsections (a)(4) and (b)(4) of Treasury Regulations Section 1.409A-1, and accordingly are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” means (i) any corporation in which the shares owned or controlled, directly or indirectly, by the Company represent eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of such corporation; (ii) any corporation which owns or controls, directly or indirectly, eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of the Company; and (iii) any corporation in which eighty percent (80%) or more of the voting power of the issued and outstanding capital stock is owned or controlled, directly or indirectly, by any corporation which owns or controls, directly or indirectly, eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of the Company.

(b) “Board” shall mean the Board of Directors of Imperial Sugar Company, or its successor.

(c) The Company shall have “Cause” to terminate Employee’s employment with the Company (i) if Employee fails to make a good faith effort to carry out any lawful directive of the Board or Employee’s supervisor which failure is not cured within five days of notice thereof; (ii) if Employee engages in any act which results in or may reasonably be expected to result in the Employee’s conviction, plea of guilty or no contest, or imposition of un-adjudicated probation, for a crime (other than minor traffic violations) involving moral turpitude; (iii) if Employee uses alcohol, narcotics or other controlled substances which use is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or which impairs, or could reasonably be expected to impair, the Employee’s performance of Employee’s duties to the Company; (iv) if Employee engages in an act or acts of dishonesty which adversely affects or could reasonably be expected to adversely affect the Company; or (v) for any reason which constitutes cause under any written employment agreement between Employee and the Company that was entered into prior to the Effective Date of the Change of Control.

(d) A “Change of Control” shall be deemed to have occurred if any of the following shall have taken place: (i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (A) the Company or any of its Affiliates or subsidiaries; (B) an employee benefit plan of the Company or trustee or other fiduciary holding securities under an employee benefit plan of the Company or person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; (D) an entity owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of Common Stock; or (E) Barclays PLC or any of its domestic or foreign subsidiaries or affiliates (including, without limitation, Barclays PLC) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities; (ii) the Company has sold substantially all of its assets to an unrelated third party; or (iii) following the election or removal of directors, a majority of the Board of Directors consists of individuals who were neither members of the Board of Directors one (1) year before such election or removal nor approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the one-year period or were similarly approved.

(e) “Company” means Imperial Sugar Company, a Texas corporation, or any successor, and its Affiliates.

(f) “Disability” means Employee’s inability to fulfill Employee’s duties and responsibilities as an officer of the Company due to physical or mental disability that continues for 180 consecutive days or more, or for an aggregate of 180 days in any period of twelve months. Evidence of such disability shall be certified by a physician acceptable to both the Company and Employee.

(g) The “Effective Date” of a Change of Control shall mean the date of occurrence of the specified event constituting such Change of Control.

(h) “Termination for Good Reason” means Employee’s termination of employment with the Company following the occurrence of any of the following events that occur on or after the Effective Date of a Change of Control without Employee’s prior written consent:

(i) a material diminution of Employee’s authority, duties or responsibilities from those assigned to Employee immediately prior to the Effective Date of the Change of Control;

(ii) material reduction in Employee’s base salary;

(iii) a material relocation of Employee’s primary office at which he/she must provide services from its location on the Effective Date of the Change of Control; or

(iv) any action or inaction that constitutes a material breach of this Agreement by the Company or its successor.

(i) “Involuntary Termination of Employment” means a termination of Employee’s employment by the Company without Cause and shall also include Employee’s Termination for Good Reason; provided, an Involuntary Termination of Employment shall not be deemed to have occurred unless it constitutes a separation from service within the meaning of Treasury Regulations Section 1.409A-1(h); provided further, Involuntary Termination of Employment shall not include termination of Employee’s employment by reason of death or Disability.

(j) “Protected Period” means the period (i) commencing on the earlier of (A) ninety (90) days prior to the Effective Date of a Change of Control; or (B) the execution by all parties of a definitive agreement the closing pursuant to which would constitute a Change in Control; and (ii) ending (A), if the period commenced under Paragraph (i)(A) above, eighteen (18) months after the Effective Date of a Change of Control; or (B) if the period commenced under Paragraph (i)(B) above, the earlier of (1) eighteen (18) months after the Effective Date of a Change of Control; or (2) the cessation of the Company’s active efforts to consummate the transaction contemplated by the agreement; provided, in the event any 18-month period referenced herein expires during the Company’s Cure Period (as defined in Section 2(c) of this Agreement), the 18-month period shall be extended by thirty (30) days beyond the Cure Period.

2. Change of Control Benefit.

(a) In the event Employee experiences an Involuntary Termination of Employment during the Protected Period Employee shall, upon execution of General Release in the Company’s customary form, be entitled to receive, within 30 days after the later of Employee’s Involuntary Termination of Employment and the effectuation of the Change in Control, a lump sum payment (the “Change of Control Benefit”) equal to the lesser of (i)              months of Employee’s then current base salary amount; or (ii) the maximum amount that Employee could receive pursuant to such Change of Control without becoming subject to the excise tax imposed by Section 4999 of the Code.

(b) Employee shall not be entitled to receive any payments under this Agreement with respect to more than one Change of Control or if Employee has an Involuntary Termination of Employment other than during the Protected Period or has a termination of employment at any time for any other reason.

(c) Notwithstanding the foregoing, no benefit under this Section 2 shall be paid to Employee with respect to a Termination for Good Reason unless Employee provides notice to the Company of the existence of a Good Reason event (as defined in Section 1(h) of this Agreement) within ninety (90) days of the event’s initial existence. Further, if the Company remedies the Good Reason event within thirty (30) days of notice by Employee (the “Cure Period”), no benefit under this Section 2 shall be paid for termination for Good Reason with respect to that event.

3. Status of Agreement. The benefits payable under this Agreement shall be independent of, and in addition to, benefits payable under any other agreement relating to Employee’s employment that may exist from time to time between the parties hereto, or any other compensation payable by the

Company to Employee, whether salary, bonus or otherwise. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto nor shall any provision hereof restrict the right of the Company to discharge Employee or restrict the right of Employee to terminate his employment at any time or for any reason.

4. Term of Agreement. Subject to Employee’s earlier termination of employment with the Company this Agreement shall remain in effect until 18 months after the Commencement Date, and except upon written notice of non-renewal from the Board dated 15 days prior to its expiration shall automatically be renewed and extended for successive one- year terms.

(a) Notwithstanding the foregoing, if this Agreement is in effect as of the (i) the date that the Company or an Affiliate publicly announces its intention to enter into a transaction that, if consummated, would result in a Change in Control; (ii) the date that the Company or an Affiliate enters into a written understanding relating to a transaction that, if consummated, would result in a Change in Control, whether or not such written understanding is binding; or (iii) the date the Company enters into discussions with any party pursuant to a written confidentiality and/or standstill agreement relating to a transaction that, if consummated, would result in a Change in Control, or if this Agreement becomes effective after a date described in Paragraphs (i), (ii), or (iii) above and, as of the date the Agreement has become effective, the Company has not ceased active efforts to consummate such a transaction, this Agreement shall automatically be renewed for an additional term.

(b) Such term shall end on the earlier of (i) 18 months following the Effective Date of such Change of Control; or (ii) the cessation of the Company’s active efforts to consummate the transaction described in Subsection (a)(i), (ii) or (iii) as applicable, but in no event earlier than the date such term would have ended had there been no such automatic renewal.

5. Source of Payments. All payments provided in this Agreement shall be paid in cash from the general funds of the Company. Employee shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid the Company in meeting its obligations hereunder. Employee shall cooperate and provide to the Company any documentation as may be required to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to this Section 5, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and Employee or any other person. The rights of Employee or Employee’s estate to benefits under this Agreement shall be solely those of an unsecured creditor of the Company.

6. Death of Employee. In the event Employee dies subsequent to Employee’s entitlement to benefits under this Agreement but prior to the payment of such benefits, such benefits payable to Employee shall be paid to Employee’s estate.

7. Withholding of Taxes. The Company may deduct from the amount of any benefits payable hereunder any taxes required to be withheld by the federal or any state or local government.

8. Prohibition Against Assignment. The right of Employee to benefits under this Agreement shall not be assigned, transferred, pledged or encumbered in any way, and any attempted assignment, transfer, pledge, encumbrance or other disposition of such benefits shall be null and void and without effect; provided, however, that the Company may assign this entire Agreement to any successor to all or substantially all of the Company’s capital stock or business and assets and this Agreement shall be binding on any such successor.

9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Employee, his heirs, executors, administrators and legal representatives. As used in this Agreement, the term “successor” shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this

Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place; provided, however, no assumption shall relieve the Company of its obligations hereunder.

10. Entire Agreement. This Agreement constitutes the entire understanding between parties hereto with respect to the subject matter hereof, and may be modified only by a written instrument executed by both parties hereto.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

12. Severability. If, for any reason, any provision of this Agreement is held invalid, in whole or in part, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If this Agreement or any portion thereof conflicts with law or regulation governing the activities of the Company, the Agreement or appropriate portion thereof shall be deemed invalid and of no force or effect.

13. Non-Competition: Non-Solicitation. Employee will not (a) for a period of six months from the date of termination directly or indirectly perform any services (whether as an employee, consultant, principal or agent) for any entity which then competes with any business of the Company in North America; or (b) for a period of one year from the date of termination solicit for employment by any entity any person who, at the time of such termination or within six months prior thereto, is or was employed by the Company (or whose activities are dedicated to the Company). Subsection (b) in the preceding sentence shall not prevent the Employee from tendering an offer of employment to any person (i) who was discharged by the Company; or (ii) who, without prior solicitation by the Employee, responds to newspaper or other general public media advertisements by the Company for employees. Should Employee violate this Section 13, in addition to any other remedies the Company may have against Employee, Employee shall, upon the Company’s demand, return to the Company the full amount of the Change of Control Benefit.

14. Code Section 409A. The terms of the Agreement shall be construed and shall be paid in such manner as to satisfy the short-term deferral exception to the application of Code Section 409A as set forth in Subsections (a)(4) and (b)(4) of Treasury Regulations Section 1.409A-1. To the extent this Agreement becomes subject to Code Section 409A and applicable guidance issued thereunder, the Agreement shall be construed, and benefits paid hereunder, as necessary to comply with such Code Section and/or guidance.

IN WITNESS THEREOF, the Company has caused this Agreement to be executed and its seal affixed hereunto by its officers thereunto duly authorized, and Employee has signed this Agreement, all as of the day and year first above written.

IMPERIAL SUGAR COMPANY

John C. Sheptor President and Chief Executive Officer

ATTEST:

Secretary

[SEAL]

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